Exhibit 99.1

AITX's RAD Secures Landmark Logistics Win with Future Deployment Across Entire Solution Set

Major Logistics Client to Deploy ROAMEO, SARA, plus Additional Solutions as Part of Complete RAD Ecosystem

Detroit, Michigan, August 26, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that one of the world's leading logistics providers has committed to deploy much of the Company's portfolio across several of their locations. This standardization starts with TOM™ across most sites and will be supplemented by ROAMEO™, RAD's mobile security patrol robot, and SARA™, the agentic AI-powered interactive monitoring platform, along with additional devices and software from RAD's lineup.

Artist’s depiction of RAD’s RIO™ 360 solar powered tower, ROAMEO™ autonomous patrol vehicle, and ROSA™ units securing a logistics facility, illustrating RAD’s expanding presence in the sector.

"This broad deployment represents the true implementation of what I've long described as RADTown," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "It is the seamless integration of our entire portfolio, working together as a connected ecosystem, that delivers real security and operational value. To see a major logistics client embrace the full vision is both validating and exciting for what comes next."

For logistics providers, this vision comes to life through RAD's ecosystem of devices and software working in unison. Stationary ROSA™ units establish oversight at fixed points, while portable solar powered RIO™ towers extend coverage across perimeters and parking areas. AVA™ manages vehicle and personnel entry at busy gates, supported by ROAMEO's autonomous patrols that add visibility and deterrence. At the core, SARA ensures that every device communicates as part of a coordinated monitoring network, delivering instant escalation when required. Together, these solutions transform how logistics facilities protect assets, control access, and maintain operational continuity, while reducing dependence on costly guard services and delivering cost savings of up to 80 percent compared to manned security.

"This client's rollout is expected to be highly impactful for RAD and for AITX overall," Reinharz added. "As the deployment expands across multiple locations over the next 12 months, we anticipate it will generate significant additional annual recurring revenue, reinforcing the strength of our Solutions-as-a-Service model."

To support this expanding presence in the logistics sector, RAD has published a comprehensive brochure outlining how its full portfolio of solutions addresses the industry's unique challenges. The Company anticipates additional deployments within the logistics market as more operators recognize the security, efficiency, and cost benefits of integrating RAD's ecosystem.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com